Exhibit 99.2

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

February 8, 2023

The Board of Directors
Ritchie Bros. Auctioneers Incorporated
9500 Glenlyon Parkway
Burnaby, British Columbia, Canada V5J 0C6

Re: Amendment No. 2 to the Registration Statement on Form S-4 of Ritchie Bros. Auctioneers Incorporated (File no. 333-268787), filed February 8, 2023 (the “Registration Statement”).

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 22, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to Ritchie Bros. Auctioneers Incorporated (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid by the Company for each share of common stock, par value $0.01 per share, of IAA, Inc. (“IAA”) pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 7, 2022, as amended by the Amendment to the Agreement and Plan of Merger and Reorganization, dated as of January 22, 2023 (as so amended, the “Agreement”), by and among the Company, Ritchie Bros. Holdings, Inc., a wholly owned subsidiary of the Company (“US Holdings”), Impala Merger Sub I, LLC, a wholly owned subsidiary of US Holdings, Impala Merger Sub II LLC, a wholly owned subsidiary of US Holdings, and IAA.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions - “The Mergers - Background of the Mergers”, “The Mergers - RBA’s Reasons for the Mergers and Recommendation of the RBA Board”, “The Mergers - Opinion of RBA’s Financial Advisors” and “The Mergers – Certain RBA Financial Forecasts” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC